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EXHIBIT 2.1                  ASSET PURCHASE AGREEMENT

         Asset Purchase Agreement made effective as of January 1, 1999 by and among Officeland Inc., an Ontario corporation with principal offices located at 312 Dolomite Drive, Downsview, Ontario, Canada M3J 2N2 (the "Buyer"), Digital Document Solutions, Inc., a Connecticut corporation with principal offices located at 10 Island Brook Avenue, Bridgeport, Connecticut (the "Seller") and John O'Connor ("O'Connor"), an individual residing at 141 Fair Oak Drive, Fairfield, Connecticut 06430. The Buyer, Seller and O'Connor are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller, which is wholly owned by O'Connor, in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1        Definitions.

         1.1 "Acquired Assets" means all of the right, title, and interest that the Seller possesses in and to all of the Seller's properties, assets and business of every kind and description, tangible and intangible, and wherever located, including, without limitation all assets shown or reflected on the Financial Statements and including all of the Seller's (i) tangible personal property (such as equipment, inventories, furniture and motor vehicles) and leases and rights therein; (ii) intellectual property, goodwill associated therewith, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (iii) agreements, contracts, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder; (iv) accounts, notes, and other receivables; (v) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes); (vi) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies; (vii) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; (viii) cash and cash equivalents; (ix) all right, title and interest in and to the use of the trade name "Digital Document Solutions, Inc." and other similar name and derivatives therefrom in connection with any business enterprise, and (x) all other assets that constitute Seller's business as a going concern; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or
(ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).


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         1.2 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         1.3 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         1.4 "Affiliated Group" means any affiliated group within the meaning of Code 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         1.5 "Assumed Liabilities" means (a) the liabilities and obligations of the Seller as set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) the liabilities of the Seller which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements), and (c) the obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing; provided, however, that the Assumed Liabilities shall not include (i) any liability of the Seller for Income Taxes, (ii) any liability of the Seller for transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any liability of the Seller for the unpaid taxes of any Person (other than the Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iv) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (v) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vi) any liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

         1.6 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         1.7 "Buyer" has the meaning set forth in the preface above.

         1.8 "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         1.9 "Closing" has the meaning set forth in Section 2.4 below.


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         1.10 "Closing Date" has the meaning set forth in Section 2.4 below.

         1.11 "Confidential Information" means any information concerning the businesses and affairs of the Seller that is not already generally available to the public.

         1.12 "Disclosure Schedule" has the meaning set forth in Section 3 below.

         1.13 "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         1.14 "Excluded Liabilities" means any liability or obligation of the Seller except for the Assumed Liabilities.

         1.15 "Financial Statement" has the meaning set forth in Section 3.7 below.

         1.16 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.17 "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         1.18 "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.19 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         1.20 "Knowledge" means actual knowledge after reasonable investigation.


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         1.21 "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         1.22 "Most Recent Financial Statements" has the meaning set forth in
Section 3.7 below.

         1.23 "Most Recent Fiscal Month End" has the meaning set forth in
Section 3.7 below.

         1.24 "Most Recent Fiscal Year End" has the meaning set forth in
Section 3.7 below.

         1.25 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.26 "Party" has the meaning set forth in the preface above.

         1.27 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.28 "Purchase Price" has the meaning set forth in Section 2.3 below.

         1.29 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable [or for taxes that the taxpayer is contesting in good faith through appropriate proceedings], (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         1.30 "Seller" has the meaning set forth in the preface above.

         1.31 "Seller Stockholder" means O'Connor, the sole shareholder of the Seller.

2        Basic Transaction.

         2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

         2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not included within the definition of Assumed Liabilities.

         2.3 Purchase Price. The Buyer agrees to pay to the Seller at the Closing cash in the amount of U.S.$600,000 (the "Purchase Price") by wire transfer or delivery of other immediately available funds.

                  2.3.1 Interests in Certain Accounts Receivable. As additional consideration for entering into this Agreement, Buyer agrees to transfer to Seller up to $150,000 received by Buyer from Seller's outstanding accounts receivable (the "Collections"), which Collections shall be transferred to Seller immediately upon receipt by Buyer, subject to the following terms and conditions:


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                  2.3.1.1 Each of the Seller and Buyer makes no representation or warranty regarding the collectibility of these outstanding account receivables;

                  2.3.1.2 In the event Buyer collects accounts receivable in the amount greater than $100,000 in the aggregate prior to 6 months from the Closing Date, Buyer shall immediately pay to Seller or Seller's designee the difference between $150,000 and the amount previously collected and transferred to Seller under this Section 2.3.1.

                  2.3.1.3 In the event Buyer collects accounts receivable in the amount less than $100,000 in the aggregate prior to 6 months from the Closing Date, the Parties agree that no additional Collections shall be due to Seller or Seller's designee under this Agreement.

                  2.3.2 Tax on Purchase Price Allocation. The Buyer shall pay to Seller at the Closing an amount set forth in Schedule 2.3.2 attached hereto for certain Tax incurred by the Seller as a result of certain
Purchase Price allocations made by the Buyer.

         2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on March 31, 1999 at the offices of Moskowitz Altman & Hughes LLP, 11 East 44th Street, New York, NY commencing at 10:00 a.m. local time or such other place and date as the Parties may mutually determine (the "Closing Date").

                  2.4.1 Termination Fee. In the event the Closing does not occur prior to 15 business days from the Closing Date as a result of the failure of the Buyer to satisfy a term or condition under this Agreement, the Buyer shall pay to Seller a termination fee in the amount of $12,500 within 30 days of the date of such termination of this Agreement. Immediately after such payment by the Buyer of the termination fee, this Agreement shall become null and void and the Parties shall have no further rights and or liabilities under this Agreement.

         2.5 Deliveries at the Closing. At the Closing, (i) the Seller has delivered to the Buyer the various certificates, instruments, and documents referred to in Section 5.1 below; (ii) the Buyer has delivered to the Seller the various certificates, instruments, and documents referred to in Section 5.2 below; (iii) the Buyer has executed, acknowledged, and delivered to the Seller
(A) an assumption in the form attached hereto as Exhibit A and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (iv) the Buyer has delivered to the Seller the consideration specified in
Section 2.3 above.

3       Representations and Warranties of the Seller. The Seller and O'Connor,
jointly and severally, represent and warrant Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         3.1 Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         3.2 Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its


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obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and the Seller Stockholder have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

         3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         3.4 Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         3.5 Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer. 1.1

         3.6 No Subsidiaries. Seller does not control directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association or entity.

         3.7 Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 ( "Most Recent Fiscal Year End"); and (ii) unaudited consolidated balance sheets and statements of income,


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changes in stockholders' equity, and cash flow (the "Most Recent Financial
Statements") as of and for the 12 months ended December 31, 1998 ("Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which adjustments will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         3.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller outside the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date:

                  3.8.1 the Seller has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business except as to the Accumulated Adjustments Account distributions the Seller will make to O'Connor prior to Closing in the amounts set forth in Section 3.8.1 of the Disclosure Schedule;

                  3.8.2 the Seller has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

                  3.8.3 no party (including the Seller) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Seller is a party or by which any of them is bound;

                  3.8.4 the Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  3.8.5 the Seller has not made any material capital expenditures outside the Ordinary Course of Business;

                  3.8.6 the Seller has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary
Course of Business;

                  3.8.7 the Seller has not created, incurred, assumed, or guaranteed more than $5,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                  3.8.8 the Seller has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

                  3.8.9 there has been no change made or authorized in the charter or bylaws of the Seller;

                  3.8.10 the Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  3.8.11 the Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock
(whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;


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                  3.8.12 the Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  3.8.13 the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  3.8.14 the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  3.8.15 the Seller has not granted any increase in the base compensation of O'Connor or any of its directors, officers, and employees outside the Ordinary Course of Business except as set forth in Schedule
3.8.15 of the Disclosure Schedule;

                  3.8.16 the Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                  3.8.17 the Seller has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  3.8.18 the Seller has not paid any amount to any third party with respect to any liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing; and

                  3.8.19 the Seller has not committed to any of the foregoing.


         3.9 Undisclosed Liabilities. The Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for
(i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

         3.10 Legal Compliance. To the best of the Seller's knowledge, the Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller.

         3.11 Tax Matters.

                  3.11.1 The Seller has filed all Income Tax Returns that it was required to file. All such Income Tax Returns were correct and complete in all material respects. All Income Taxes owed by the Seller (whether or not shown on any Income Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any


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Income Tax Return.

                  3.11.2 There is no material dispute or claim concerning any Income Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which directors and officers of the Seller has Knowledge based upon personal contact with any agent of such authority.

                  3.11.3 Section 3.11 of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1997, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since January 1, 1995. The Seller has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                  3.11.4 The Seller has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Seller has not made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280 G. The Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii). The Seller is not a party to any tax allocation or sharing agreement. The Seller (A) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Seller) or (B) has any liability for the taxes of any Person (other than the Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  3.11.5 The unpaid Income Taxes of the Seller (A) did not, as of the Most Recent Fiscal Month End, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller in filing their Income Tax Returns.

                  3.11.6 The Seller has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Seller will be an S corporation up to including the Closing Date.

3.12     Real Property.

         3.12.1 Section 3.12 of the Disclosure Schedule lists and describes briefly all real property that the Seller owns. With respect to each such parcel of owned real property:

                  3.12.1.1 the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions,


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and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                  3.12.1.2 there are no pending or, to the Knowledge of any of the Seller Stockholder and the directors and officers of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                  3.12.1.3 the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in material violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land;

                  3.12.1.4 all facilities have received all approvals of governmental authorities (including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

                  3.12.1.5 there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                  3.12.1.6 there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                  3.12.1.7 there are no parties (other than the Seller) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 3.12.1 of the Disclosure Schedule who are in possession of space to which they are entitled.

                  3.12.2 Section 3.12.2 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3.12.2 of the Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed in Section 3.12.2 of the Disclosure Schedule:

         3.12.2.1 the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                  3.12.2.2 no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  3.12.2.3 no party to the lease or sublease has repudiated any material provision thereof;

                  3.12.2.4 there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  3.12.2.5 the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                  3.12.2.6 all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

         3.13 Intellectual Property.

                  3.13.1 The Seller has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither O'Connor nor the directors and officers of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of O'Connor and the directors and officers of the Seller, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Seller in any material respect.

                  3.13.2 Section 3.13.2 of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3.13.2 of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by the Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3.13.2 of the Disclosure Schedule:

                  3.13.2.1 the Seller possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  3.13.2.2 the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  3.13.2.3 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of O'Connor and the directors and officers of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  3.13.2.4 the Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         3.13.3 Section 3.13.3 of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Section 3.13.3 of the Disclosure Schedule:

                  3.13.3.1 the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                  3.13.3.2 no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  3.13.3.3 no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

                  3.13.3.4 the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  3.14 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Seller owns and leases, except for used equipment held for resale, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

         3.15 Inventory. The inventory of the Seller consists of used equipment, raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller.
Section 3.15 of the Disclosure Schedule lists and describes the condition of the inventory of the Seller as of the Most Recent Financial Statements.

         3.16 Contracts. Section 3.16 of the Disclosure Schedule lists the following contracts and other agreements, outside the Ordinary Course of Business, to which the Seller is a party:

                  3.16.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  3.16.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

                  3.16.3 any agreement concerning a partnership or joint venture including the joint venture agreement with Stamford Wrecking Office Furniture Outlet;

                  3.16.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  3.16.5 any material agreement concerning confidentiality or noncompetition;

                  3.16.6 any material agreement involving the Seller and his Affiliates;

                  3.16.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  3.16.8 any collective bargaining agreement;

                  3.16.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing material severance benefits;

                  3.16.10 any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  3.16.11 any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or

                  3.16.12 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

                  3.16.13 the Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.16 of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.16 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

         3.17 Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller.

         3.18 Powers of Attorney. To the Knowledge of any of the Seller Stockholder and the directors and officers of the Seller , there are no material outstanding powers of attorney executed on behalf of the Seller.

         3.19 Insurance. Section 3.19 of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

                  3.19.1 the name, address, and telephone number of the agent;

                  3.19.2 the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  3.19.3 the policy number and the period of coverage;

                  3.19.4 the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  3.19.5 a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Seller nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 3.19 of the Disclosure Schedule describes any material self-insurance arrangements affecting the Seller.

                  3.20 Litigation. Section 3.20 of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Seller Stockholder and the directors and officers of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  3.21 Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Seller has conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller. Substantially all of the products manufactured, sold, leased, and delivered by the Seller are subject to standard terms and conditions of sale or lease. '4(u) of the Disclosure
Schedule includes copies of the standard terms and conditions of sale or lease for each of the Seller (containing applicable guaranty, warranty, and indemnity provisions).

                  3.22 Product Liability. The Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

                  3.23 Employees. To the Knowledge of any of the Seller Stockholder and the directors and officers of the Seller , no executive, key employee, or significant group of employees plans to terminate employment with the Seller during the next 12 months. The Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past [three] years. The Seller has not committed any material unfair labor practice. Neither O'Connor nor any of the directors and officers of the Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

         3.24    Employee Benefits.

                  3.24.1 Definitions. For the purpose of this Section 3.24 , the following terms shall have the following meanings set forth below:

                           3.24.1.1 "COBRA" means the requirements of Part 6 of
Subtitle B of Title I of ERISA and Code Section 4980B;

                           3.24.1.2 "Code" means the Internal Revenue Code of
1986, as amended;

                           3.24.1.3 "Employee Benefit Plan" means any (a)
nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan [or material fringe benefit or other retirement, bonus, or incentive plan or program];

                           3.24.1.4 "Employee Pension Benefit Plan" has the
meaning set forth in ERISA Section 3(2);

                           3.24.1.5 "Employee Welfare Benefit Plan" has the
meaning set forth in ERISA Section 3(1);

                           3.24.1.6 "ERISA" means the Employee Retirement
Income Security Act of 1974, as amended;

                           3.24.1.7 "ERISA Affiliate" means each entity which
is treated as a single employer with Seller for purposes of Code Section 414;

                           3.24.1.8 "Fiduciary" has the meaning set forth in
ERISA Section 3(21);

                           3.24.1.9 "Multiemployer Plan" has the meaning set
forth in ERISA Section 3(37);

                           3.24.1.10 "PBGC" means the Pension Benefit Guaranty
Corporation;

                           3.24.1.11 "Prohibited Transaction" has the meaning
set forth in ERISA Section 406 and Code Section 4975; and

                           3.24.1.12 "Reportable Event" has the meaning set
forth in ERISA Section 4043;

                           3.24.2 Section 3.24 of the Disclosure Schedule
lists each Employee Benefit

Plan that the Seller maintains or to which the Seller contributes or has any obligation to contribute.

                  3.24.2.1 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  3.24.2.2 All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  3.24.2.3 All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  3.24.2.4 Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code
Section 401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                  3.24.2.5 The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  3.24.2.6 The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  3.24.3 With respect to each Employee Benefit Plan that any of the Seller or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  3.24.3.1 No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Seller Stockholder and the directors and officers of the Seller, threatened.

                  3.24.3.2 There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Seller Stockholder and the directors and officers of the Seller, threatened.

                  3.24.3.3 The Seller has not incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  3.24.3.4 The Seller does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         3.25 Guaranties. Except as set forth in Section 3.25 of the Disclosure Schedule, the Seller is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

         3.26 Environmental, Health, and Safety Matters.

                  3.26.1 The Seller and its respective predecessors and Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

                  3.26.2 Without limiting the generality of the foregoing, each of the Seller and its respective Affiliates, have obtained, have complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

         3.26.3 The Seller and its respective Affiliates have received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

         3.26.4 Except as set forth on the attached "Environmental and Safety Matters Schedule," none of the following exists at any property or facility owned or operated by the Seller: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

         3.26.5 Neither the Seller or its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

         3.26.6 Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

         3.27 Certain Business Relationships With the Seller. O'Connor has not been involved in any material business arrangement or relationship with the Seller within the past 12 months, and O'Connor does not own any material asset, tangible or intangible, which is used in the business of the Seller.

         3.28 Disclosure. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4        Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         4.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         4.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         4.4 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5        Conditions to Obligation to Close.

         5.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  5.1.1 the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  5.1.2 the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  5.1.3 no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or, (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the former businesses of the Seller;

                  5.1.4 the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section
5.1.1 through 5.1.3 is satisfied in all respects;

                  5.1.5 the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Buyer, and dated as of the Closing Date; and

                  5.1.6 all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

         5.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  5.2.1 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  5.2.2 the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  5.2.3 no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  5.2.4 the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section
5.2.1 to 5.2.3 is satisfied in all respects;

                  5.2.5 the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Seller, and dated as of the Closing Date; and

                  5.2.6 all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         The Seller may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the Closing.

6        Indemnification.

         6.1 Survival of Representations and Warranties. All of the representations and warranties of Seller and Buyer contained herein shall survive the Closing and continue in full force and effect for a period ending on the third anniversary of the Closing Date, except that the representations and warranties by the Seller set forth in Section 3.11 shall survive the Closing. All covenants of Seller and Buyer contained herein shall survive the Closing and continue in full force and effect in accordance with their respective terms.

         6.2 Indemnification Provisions for Benefit of the Buyer. Provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 7.8 below within the survival period set forth in Section 6.1 above, each of Seller and O'Connor, jointly and severally, agree to indemnify the Buyer from and against any Adverse Consequences incurred by the Buyer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) that are determined by a final arbitration award or judgment as having resulted from, arisen out of, or been caused by (i) a breach of any of Seller's representations, warranties or covenants contained herein, or (ii) any Excluded Liability.

         6.3 Indemnification Provisions for Benefit of the Seller. Provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 7.8 below within the survival period set forth in Section
6.1 above, Buyer agrees to indemnify the Seller from and


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

against the entirety of any Adverse Consequences incurred by the Seller through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) that are determined by a final arbitration award or judgment as having resulted from, arisen out of, or been caused by (i) a breach of any of Buyer's representations, warranties or covenants contained herein or (ii) any Assumed Liability.

6.4      Matters Involving Third Parties.

         6.4.1 If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         6.4.2 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         6.4.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4.2 above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

         6.4.4 In the event any of the conditions in Section 6.4.2 above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate, provided that the Indemnified Party shall not settle such Third Party claim without the consent of the Indemnifying Party (not to be unreasonably withheld) and (ii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.


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

         6.5 Limitations. Notwithstanding anything else contained in this
Agreement:

                  6.5.1 Seller shall not be obligated to indemnify Buyer pursuant to this Section 6 unless and until the aggregate monetary amount of such Adverse Consequences exceeds $50,000, at which point Seller shall be responsible for indemnifying the Buyer only for the amount of such Adverse Consequences in excess $50,000.

         6.6 General Provisions. Claims for indemnification under this Section
6 shall be paid or otherwise satisfied by Indemnifying Persons within ten business days after notice thereof is given by the Indemnified Person. Any amount which may become due and payable to the Buyer under this Section 6 and which is not paid within thirty days after notice may be recovered by Buyer from either Seller or O'Connor, jointly and severally.

7        Miscellaneous.

         7.1 Change of Corporate Name. The Seller shall immediately after the Closing Date file a certificate of amendment to its certificate of incorporation whereby it shall change its name dissimilar to "Digital Document Solutions, Inc."

         7.2 Press Releases and Public Announcements. The Seller and O'Connor shall not issue any press release or make any public announcement relating to the subject matter of this Agreement [prior to the Closing] without the prior written approval of the Buyer. 16.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         7.4 Entire Agreement. This Agreement including the documents referred to herein constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         7.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         7.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered


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or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                       Copy to:

         John O'Connor, President                Alexander W. Samor, Esq.
         Digital Document Solutions, Inc.        Kleban & Samor, P.C.
         10 Island Brook Avenue                  2425 Post Road, P.O. Box 763
         Bridgeport, CT 06606                    Southport, CT 06490
         Telephone (203) 330-2891                Telephone (203) 254-8920

         If to the Buyer:                        Copy to:

         Marvyn Budd, President                  Stanley Moskowitz, Esq.
         Officeland Inc.                         Moskowitz Altman & Hughes LLP
         312 Dolomite Drive                      11 East 44th Street
         Downsview Ontario                       Suite 504
         Canada M3J 2N2                          New York, NY 10017
         Telephone (416) 736-4000                Telephone (212) 953-1121

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. The Parties agree to the exclusive jurisdiction of the courts of (i) New York or the United States District Court for the Southern District of New York in the event an action is commenced hereunder by either of the Seller ; or (ii) Connecticut or any United States District Court sitting in Connecticut in the event an action is commenced hereunder by Buyer. Each of the Parties hereto agrees that process may be served upon them in any manner authorized by the laws of the jurisdiction determined in accordance with the previous sentence and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         7.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


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

         7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         7.12 Expenses. Each of the Buyer, the Seller, and O'Connor will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Seller and O'Connor (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         7.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         7.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


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

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement made effective as of January 1, 1999.

OFFICELAND INC.

By: /S/ Marvyn Budd
    --------------------------
      Marvyn Budd,  President

DIGITAL DOCUMENT SOLUTIONS, INC.

By: /s/ John O'Connor                            /s/ John O'Connor
    --------------------------                   --------------------------
    John O'Connor,                               John O'Connor, Individually
    President and Sole Shareholder


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